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                                                                       EX-99.B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                          CONVERTIBLE SECURITIES FUND

1. Average Annual Total Return (As of November 30, 1995)

    P(1 + T)^ = ERV

  Where:    P = a hypothetical initial payment of $1,000
            T= average annual total return
            N= number of years
      ERV= ending redeemable value at the end of the period

EXAMPLE:

  ONE YEAR

    P= $1,000

    T= +17.10%
    N= 1

   ERV = $1,171.04

  FIVE YEARS

    P= $1,000

    T= +15.74%
    N= 5

   ERV= $2,077.14

 *Since inception on June 17, 1986

    P= $1,000

    T= +8.69%*
    N= *

   ERV= $2,198.68*

2. YIELD (30 Days Ended November 30, 1995)

  YIELD = 2[( a - b  +1)/6/-1]

                c X d

  Where:a = dividends and interest paid during the period b= expense dollars during the period (net of reimbursements) c= the average daily number of shares outstanding during the period d = the maximum offering price per share on the last day of the pe-riod

EXAMPLE:

           a = $714,382.98
           b= $87,508.07
           c= 14,407,838.509
           d= $12.03
     Yield= 4.38%